                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 8-A
                                   --------

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          NEOMEDIA TECHNOLOGIES, INC.
                          ---------------------------
            (Exact name of registrant as specified in its charter)

       Delaware                                    36-3680347
--------------------------------------------------------------------------------
(State of incorporation or organization)            (I.R.S. Employer
                                                    Identification No.)

280 West Shuman Blvd., Suite 100, Naperville, Illinois            60563
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)

    Securities to be registered pursuant to Section 12(b) of the Act:  None

       Securities to be registered pursuant to Section 12(g) of the Act:

                                                    Common
Common Stock, $.01 par value,---------------------------------------------------
                                               (Title of Class)

Common Stock Purchase Warrants-Each warrant entitles the holder to purchase one
                                        125% of the initial offering price
share of common stock at--------------------------------------------------------
                                               (Title of Class)

              Common Stock, $.01par value underlying the Warrants
-------------------------------------------------------------------------------
                                                (Title of Class)
 DOCUMENT INCORPORATED BY REFERENCE

      Amendment No. 1 to Registration Statement on Form SB-2 filed November 5, 1996 (Commission File No. 333-5534) ("Amendment No. 1 to Registration Statement").


Please direct all correspondence to:

               Barton J. Springer, Esq.
               Fishman & Merrick, P.C.
               30 North LaSalle Street
               Suite 3500
               Chicago, Illinois  60602
               (312) 726-1224
               (312) 726-2649 (facsimile)

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     A description of the Registrant's Common Stock and Common Stock Purchase Warrants being registered hereby may be found at pages 72-74 (a copy of which is attached hereto) of the Registrant's Amendment No. 1 to Registration Statement which Amendment No. 1 to Registration Statement hereby is incorporated by reference herein.


ITEM 2.   EXHIBITS.

     Copies of constituent instruments defining the rights of holders of each class of securities required for registration under Section 12(g) of the Act hereby are incorporated herein by reference pursuant to Rule 12b-32(a) promulgated under the Securities Exchange Act of 1934, as such instruments were previously filed with the Commission as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, and 3.14 to Registrant's Amendment No. 1
to Registration Statement. [In addition, attached hereto is a copy of a form of common stock certificate for the Registrant's common stock and a copy of a form of the Registrant's common stock purchase warrant.]

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     NEOMEDIA TECHNOLOGIES, INC., Registrant


Date:  November 15, 1996             By: /s/ Charles W. Fritz
                                        ------------------------------------
                                        Charles W. Fritz, President

                          NeoMedia Technologies, Inc.
             INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
                 AUTHORIZED SHARES 15,000,000, $.01 PAR VALUE

NO. _________                                                ____________ SHARES

                                                             CUSIP _____________
                                                                 SEE REVERSE FOR
                                                             CERTAIN DEFINITIONS
                                   SPECIMEN

THIS CERTIFIES THAT ________________________________________________________

is the owner of
____________________________________________________________________________
FULLY PAID AND NON-ASSESSABLE SHARES OF THE $.01 PAR VALUE COMMON STOCK, OF

                          NEOMEDIA TECHNOLOGIES, INC.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Articles of Incorporation and Bylaws of the Corporation as now or hereafter amended (a copy of which is on file with the Transfer Agent), to all of which the holder by acceptance hereof assents. This Certificate is not valid unless countersigned by the Transfer Agent.

  WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

  Dated: ________________________________



                                   COUNTERSIGNED:

                                        AMERICAN STOCK TRANSFER & TRUST COMPANY



                                        By:_____________________________________

                                                Transfer Agent and Registrar


                                                            Authorized Signature



_____________________________                   _______________________________
        SECRETARY                                           PRESIDENT


                                CORPORATE SEAL

                          NEOMEDIA TECHNOLOGIES, INC.

                  TRANSFER FEE: $10.00 PER CERTIFICATE ISSUED

     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

  TEN COM - as tenants in common       UNIF GIFT MIN ACT -      Custodian
                                                           -----         ------
                                                           (Cust)        (Minor)

  TEN ENT - as tenants by the entireties                   under Uniform Gifts
                                                           to Minors Act
                                                                        -------
                                                                        (State)
  JT TEN - as joint tenants with right of
           survivorship and not as tenants
           in common

           Additional abbreviations may also be used though not in the above list.

  For Value Received ___________________________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

------------------------------------

------------------------------------


               ---------------------------------------------------------------
               PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                          Shares
--------------------------------------------------------------------------
of the Common Stock represented by the within Certificate and do hereby irrevocably constitute and appoint ___________________________________ Attorney to transfer the said stock on the books of the within-named Corporation, with full power of substitution in the premises.

     Dated:                           , 19  .
           ---------------------------    --

                             X
                                ------------------------------------------

                             X
                                ------------------------------------------

Signature Guaranteed:

                             NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Certificate in every particular, without alteration or enlargement or any change whatsoever.



IMPORTANT: SIGNATURE MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION WHICH IS A PARTICIPANT IN A SECURITIES TRANSFER ASSOCIATION RECOGNIZED PROGRAM.

           VOID AFTER 5:00 P.M. CENTRAL TIME, ON _____________, 2001
                   COMMON STOCK PURCHASE WARRANT CERTIFICATE

NUMBER                                          CUSIP #
       ---------------                                  ----------

                          NEOMEDIA TECHNOLOGIES, INC.

THIS CERTIFIES that, for value received

or registered assigns (the "Holder"), is the owner of the number of Common Stock Purchase Warrants ("Warrants") specified above. Each Warrant initially entitles the Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and non-assessable share of Common Stock, $.01 par value, of NeoMedia Technologies, Inc., a Delaware corporation (the "Company") at any time between _______________ and ______________ (the "Expiration Date"), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse hereof duly executed, at the corporate office of American Stock Transfer & Trust Company, as Warrant Agent, or its successor (the "Warrant Agent"), accompanied by payment of $____________ per share (the "Exercise Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to NeoMedia Technologies, Inc.

     This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement"), dated ______________ by and between the Company and the Warrant Agent. Copies of the Warrant Agreement are on file at the office of the Warrant Agent.

     In the event of the occurrence of certain contingencies provided for in the Warrant Agreement, the Exercise Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

     The Company has the right to reduce the Exercise Price and/or extend the Expiration Date of the Warrants at any time upon not less than 30 days' prior written notice to the Holder hereof.

     Each Warrant represented hereby is exercisable at the option of the Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

     The term "Expiration Date" shall mean 5:00 p.m. (Central Time) on _______________, 2001 or such earlier date as the Warrants shall be redeemed. If such date shall in the State of Illinois be a holiday or a day on which the banks are authorized to close, then the

Expiration Date shall mean 5:00 p.m. (Central Time) the next following day which in the State of Illinois is not a holiday or a day on which banks are authorized to close.

     This Warrant Certificate is exchangeable, upon the surrender hereof by the Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Holder at the time of such surrender. Upon due presentment with any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

     Prior to the exercise of any Warrant represented hereby, the Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

     Any time after ________________, 1997, or such earlier date as may be determined by Joseph Charles & Associates, Inc., upon notice of redemption properly given, and if and only if the closing average bid price of the Common Stock has been at least $___________ (150% of the initial public offering price of the Common Stock) on each of the 20 consecutive trading days within the thirty day period prior to the day on which notice of redemption is given, and at such time there is a current effective registration statement covering the shares of Common Stock underlying the Warrants, then each Warrant represented by this Warrant Certificate may be redeemed at the option of the Company, at any time, at a redemption price of $.05 per Warrant. Notice of redemption shall be mailed not later than the thirtieth day before the date fixed for redemption, all as provided in the Warrant Agreement. On and after the date fixed for redemption, the Holder shall have no rights with respect to this Warrant except to receive the $.05 per Warrant upon surrender of this Certificate.

     Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any rules or principles of conflict of laws.

     This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon

                          NEOMEDIA TECHNOLOGIES, INC.
Dated:                     By:

                           President

                           Secretary


Countersigned:

American Stock Transfer & Trust Company, as Warrant Agent


By:
   ------------------------------------
    Authorized Officer

                 [FORM OF REVERSE SIDE OF WARRANT CERTIFICATE]

                          NEOMEDIA TECHNOLOGIES, INC.
                   TRANSFER FEE $15.00 PER CERTIFICATE ISSUED

     The following abbreviations when used in the inscription on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -as tenants in common                 UNIF GIFT MIN ACT -......Custodian.......
TEN ENT -as tenants by the entireties                            (Cust)         (Minor)
JT TEN  -as joint tenants with right of       under Uniform Gifts to Minors
            survivorship and not as           Act......................................
            tenants in common                                   (State)

    Additional abbreviations may also be used though not in the above list.

                               SUBSCRIPTION FORM
                          To Be Executed by the Holder
                         in Order to Exercise Warrants

     The undersigned Holder hereby irrevocably elects to exercise _____________ Warrants represented by this Warrant Certificate, and to purchase the securities issuable upon the exercise of such Warrants, and requests that certificates for such securities shall be issued in the name of:

PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER

____________________________

________________________________________________________________________________

________________________________________________________________________________
                     Please print or type name and address

and be delivered to

________________________________________________________________________________

________________________________________________________________________________
                     Please print or type name and address

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Holder at the address stated below.

  Date: ___________________________    X________________________________________

                                       X________________________________________

  Address:                             _________________________________________

                                       _________________________________________

  Signature Guaranteed:                _________________________________________

The undersigned represents that the exercise of the within Warrant was solicited by Joseph Charles & Associates, Inc. If not solicited by Joseph Charles & Associates, Inc., please write "unsolicited" in the space below. Unless otherwise indicated, it will be assumed that the exercise was solicited by Joseph Charles & Associates, Inc.

--------------------------------------------------------------------------------
(Write "Unsolicited" on above line if not solicited by Joseph Charles & Associates, Inc.)

Date:
     --------------------------------   ----------------------------------------
                                        Signature

                                  ASSIGNMENT
                         To Be Executed by the Holder
                         in Order to Exercise Warrants

PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER      FOR VALUE RECEIVED,

                                                                  hereby sells,
------------------------------------------------------------------

assigns and transfers to
                        --------------------------------------------------------

--------------------------------------------------------------------------------
              (Please Print Name and Address Including Zip Code)

--------------------------------------------------------------------------------

Warrants represented by this Warrant Certificate and does hereby irrevocably
constitute and appoint                                               Attorney to
                      -----------------------------------------------
transfer this Warrant Certificate on the books of the Warrant Agent, with full power of substitution in the premises.


                            Signature:   X
                                          --------------------------------------
Signature(s) Guaranteed:                 X
                                          --------------------------------------

--------------------------

The signature(s) should be guaranteed by an eligible guarantor institution (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions with membership in an approved signature guarantee Medallion Program), pursuant to S.E.C. Rule 17Ad-15.

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

                           DESCRIPTION OF SECURITIES

UNITS

     Each Unit offered hereby consists of one share of Common Stock and one Warrant which entitles the holder thereof to purchase one share of Common Stock. The Common Stock and the Warrant constituting a Unit will be separately transferable and will trade separately immediately upon issuance. The Units will not be traded on NASDAQ or elsewhere.

COMMON STOCK

     The Company is authorized to issue 15,000,000 shares of Common Stock, $.01 par value, of which 3,133,378 shares are currently outstanding. After this offering, there will be 5,141,503 shares of Common Stock outstanding, including an aggregate of 818,125 additional shares of Common Stock which will be issued and outstanding upon conversion of the Bridge Promissory Notes, see "Bridge Financing Private Placement", assuming no exercise of the Warrants, the Over-allotment Option, the Representative's Options, the Consultant's Options, the Principal Stockholder's Warrant or any outstanding options under the Company's Stock Option Plan.

     Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefor, subject to any priority as to dividends for any preferred stock that may be outstanding. There currently is no preferred stock authorized or outstanding. Holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors. Cumulative voting for the election of directors is not permitted. The holders of more than thirty-three and one-third percent of the Common Stock issued and outstanding and entitled to vote, present in person or by proxy, constitute a quorum at meetings of stockholders and the vote of the holders of a majority of Common Stock present at such a meeting will decide any question brought before such meeting, except for certain actions such as amendments to the Company's Certificate of Incorporation, mergers or dissolutions, all of which require the vote of the holders of a majority of the outstanding Common Stock. Upon liquidation or dissolution, the holder of each outstanding share of Common Stock will be entitled to share ratably in the net assets of the Company legally available for distribution to such stockholder after the payment of all debts and other liabilities and after distributions to preferred stockholders, if any, legally entitled hereto. No holder of Common Stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any securities of the Company convertible into shares of its stock, nor does any holder of Common Stock have redemption or conversion rights. The outstanding shares of Common Stock are, and the Common Stock offered hereby will be when issued and paid, fully paid and nonassessable.

     Prior to this offering, there were five holders of record of the Common Stock. In addition, upon consummation of this offering, 818,125 shares of Common Stock will be issued to the 68 Bridge Financing Selling Stockholders.


WARRANTS

     Other than the Principal Stockholder's Warrant, see "Certain Transactions", there currently are no warrants issued by the Company. Upon consummation of this offering, assuming no exercise of the Over-allotment Option, 2,518,125 Warrants will be issued and outstanding (consisting of 1,700,000 Warrants sold by the Company in this offering and the 818,125 Warrants issued to the 68 Bridge Financing Selling Stockholders upon consummation of this offering). Each Warrant entitles the holder to purchase one share of

Common Stock at an exercise price equal to $     (125% of the initial offering
price of a share of the Common Stock), subject to adjustment, for a period of five years commencing from the date of this Prospectus. No holder of Warrants, as such, will be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Warrants have been duly exercised and the purchase price has been paid in full. Each Warrant will be redeemable by the Company for $.05 per Warrant at any time one year after the effective date of this offering ("Effective Date") (which such period may be reduced or waived by the Representative in its sole discretion), upon thirty days' prior written notice, at any time if the closing price per share of Common Stock for twenty consecutive trading days within the thirty-day period prior to the date notice of redemption is given equals or exceeds 150% of the initial public offering price of a share of Common Stock and at such time there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. The Company presently expects to call all of the Warrants for redemption as soon as the trading price of its Common Stock meets the minimum amount for the specified number of days provided it is one year from the Effective Date (or such earlier date as may be determined by the Representative) and a current Prospectus relating to the Common Stock underlying such Warrants is then in effect. In the event the Company gives notice of its intention to redeem, a holder would be forced to exercise such holder's Warrants within the period set forth in the notice of redemption and pay the exercise price at a time when it may be disadvantageous for such holder to do so, to sell the Warrants at the current market price when such holder might otherwise wish to hold them or to accept the redemption price which will be substantially less than the market value of the Warrants at the time of redemption. The Warrants will be entitled to the benefit of adjustments in the exercise price of the Warrants and in the number of shares of Common Stock and/or other securities delivered upon the exercise thereof upon the occurrence of certain events, such as stock dividends, stock splits, recapitalizations, consolidations or mergers.

     The Warrants will be exercisable only when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Because the Warrants may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered or is exempt from registration, such that the shares of Common Stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or let them expire unexercised.

     Holders of the Warrants will be able to sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop, or if developed, will continue as to such Warrants.

     Each Warrant will be exercisable by surrendering the Warrant certificate, with the formal subscription form on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. Prior to their expiration or redemption by the Company, the Warrants will be exercisable in whole or, from time to time, in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

OPTIONS

     As of the date hereof, options to purchase an aggregate of 1,272,642 shares of Common Stock (including options granted under Migration's stock option plan) have been granted and are outstanding. Options to purchase an aggregate of 227,358 shares of Common Stock are reserved for future issuance under the Stock Option Plan; although the Company is obligated to grant 1,808 options on December 1, 1996, the date of commencement of employment of a new employee. See "Management - Stock Option Plan". Shares of Common Stock received upon the exercise of such options are subject to the provisions of Commission Rule 144.

REPRESENTATIVE'S OPTIONS

     At the closing of this offering, the Company has agreed to sell to the Representative, for an aggregate purchase price of $170, a warrant (the "Representative's Options") to purchase up to 170,000 Units (each Unit consisting of one share of Common Stock and one Warrant, each identical to the shares of Common Stock and Warrants offered hereby). The Representative's Options will be exercisable for a period of four years commencing one year after the Effective Date at 120% of the Public Offering Price and will contain anti-dilution provisions satisfactory to the Representative.

     The Representative has certain registration rights with respect to the Representative's Options and the Warrants and Common Stock underlying such Representative's Options for a period of four years commending one year after the date of this Prospectus. The exercise of such registration rights by the Representative may result in dilution in the interests in the Company of then-present stockholders, hinder efforts by the Company to arrange future financings of the Company and/or have an adverse effect on the market price of the Company's Common Stock and Warrants. See "Underwriting - Representative's Options".

CONSULTANT'S OPTIONS

     As part of its fee for services rendered to the Company, Compass Capital, Inc. will receive warrants ("Consultant's Options") to purchase up to 88,852 shares of Common Stock. See "Underwriting - Consultant's Fee".

TRADING SYMBOL

     The Company has applied for inclusion of its Common Stock and Warrants for quotation on NASDAQ under the symbols "NEOM" and "NEOMW", respectively. This offering is the initial public offering of the Company's Securities and, accordingly, there is currently no public trading market for any such Securities. Even if the Company's Common Stock and Warrants are accepted for quotation on NASDAQ, there can be no assurance that a public trading market will ever develop or, if one develops, that it will be maintained. Although it has no legal obligation to do so, the Representative from time to time may act as a market maker and otherwise effect transactions for its own account, or for the account of others, in the Company's Securities. The Representative, if it so participates, may be a dominating influence in any market that may develop for any of the Company's Securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Company's Common Stock and the Warrant Agent for the Company's Warrants is American Stock Transfer and Trust Company, New York, New York.